EXHIBIT (a)(5)(i)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Lions Gate Entertainment Corp. The Offer (as defined below) is being made solely by the Offer to Purchase of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l., Daazi Holding B.V., 7508921 Canada Inc. and Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust, dated July 20, 2010, and the related Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery and any amendments, supplements or modifications thereto, and is being made to all holders of Lions Gate Shares (as defined below) other than Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l., Daazi Holding B.V., 7508921 Canada Inc. and Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust. The Offer is not being made to, nor will deposits be accepted from or on behalf of, shareholders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws or any administrative or judicial action pursuant thereto.

NOTICE OF OFFER TO PURCHASE FOR CASH

UP TO ALL of the Common Shares

of

LIONS GATE ENTERTAINMENT CORP.

for

U.S.$6.50 per Common Share

by

ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, ICAHN FUND S.À R.L., DAAZI HOLDING B.V., 7508921 CANADA INC. AND RONALD G. ATKEY, IN HIS CAPACITY AS THE SOLE TRUSTEE OF THE LGE TRUST

THE OFFER IS OPEN FOR ACCEPTANCE UNTIL 8:00 P.M., NEW YORK TIME, ON AUGUST 25, 2010, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund II LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund III LP, a limited partnership governed by the laws of the Cayman Islands, High River Limited Partnership, a limited partnership governed by the laws of Delaware, Icahn Fund S.à r.l., a limited liability company governed by the laws of Luxembourg,

Daazi Holding B.V., a limited liability company governed by the laws of The Netherlands, 7508921 Canada Inc., a corporation governed by the laws of Canada (collectively, the “Icahn Group”), and Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust (the “Trustee” and, together with the Icahn Group, the “Offeror”), are offering to purchase UP TO ALL of the issued and outstanding common shares (the “Lions Gate Shares”) of Lions Gate Entertainment Corp. (“Lions Gate” or the “Company”), at a price of U.S.$6.50 per Lions Gate Share (the “Offer Price”) in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery (which, together with any amendments, supplements or modifications thereto, collectively constitute the “Offer”). The Offer is made only for Lions Gate Shares and is not made for any options, warrants or other rights to acquire Lions Gate Shares. Any holder of such securities (other than rights issued pursuant to the Shareholder Rights Plan Agreement dated as of July 1, 2010 between Lions Gate and CIBC Mellon Trust Company, as rights agent) who wishes to accept the Offer must, to the extent permitted by the terms of such securities and applicable law, exercise the options, warrants or other rights in order to obtain the underlying Lions Gate Shares and then deposit those Lions Gate Shares in accordance with the Offer. The Offer to Purchase and the related Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery are being filed with securities regulatory authorities in Canada and the U.S. Securities and Exchange Commission and should be made available by such authorities through the System for Electronic Document Analysis and Retrieval website at www.sedar.com and through the U.S. Securities and Exchange Commission website at www.sec.gov.

The Offeror currently may be deemed to beneficially own approximately 37.87% of the outstanding Lions Gate Shares and, other than the Trustee, is indirectly controlled by Carl C. Icahn. As a result of the relationship of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP and Icahn Offshore LP with each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP with regard to the Lions Gate Shares beneficially owned by Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. As a result of the relationship of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP and Icahn Onshore LP with Icahn Partners LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners LP with regard to the Lions Gate Shares beneficially owned by Icahn Partners LP. As a result of the relationship of Carl C. Icahn, Hopper Investments LLC and Barberry Corp. with High River Limited Partnership, each of them may be deemed to have shared voting power and shared dispositive power with High River Limited Partnership with regard to the Lions Gate Shares beneficially owned by High River Limited Partnership. As a result of Carl C. Icahn’s relationship with the Offeror (other than the Trustee), Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of Mr. Icahn, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. are deemed to be co-bidders with the Offeror.

Lions Gate’s latest actions (including the recent implementation of a second shareholder rights plan (“poison pill”) after the first poison pill was struck down by Canadian securities regulators) convince the Icahn Group that it is extremely unlikely that the current management and board of directors of Lions Gate will allow shareholders of Lions Gate to make their own determination on the future path of the Company, including decisions to make a major acquisition. The Icahn Group therefore intends to seek to replace Lions Gate’s board of directors with the Icahn Group’s nominees.

The Icahn Group reserves the right to engage in discussions with third parties regarding possible future acquisitions.

The Offer Price is expressed, and payment for Lions Gate Shares purchased under the Offer will be made, in U.S. dollars (or, at the election of a Shareholder, the equivalent in Canadian dollars, calculated at the Bank of Canada noon spot rate on the date following the Expiry Time, as defined below, on which funds are deposited with the Depositary, as defined below, to pay for Lions Gate Shares purchased pursuant to the Offer). Although the Offer Price is fixed in U.S. dollars, the amount Shareholders would receive in Canadian dollars with respect to Lions Gate Shares will vary with the U.S. dollar to Canadian dollar exchange rate.

The term “Expiry Time” means 8:00 p.m., New York time, on August 25, 2010, unless and until the Offeror (subject to the terms and conditions of the Offer) extends the period of time for which the Offer is open, in which event the term “Expiry Time” shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

Shareholders of record who deposit directly to the Depositary or through the U.S. Forwarding Agent (each as defined below) will not be obligated to pay brokerage fees or commissions on the purchase of Lions Gate Shares by the Offeror pursuant to the Offer. Shareholders who hold their Lions Gate Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Offeror will pay all charges and expenses of Computershare Investor Services Inc., which is acting as depositary (the “Depositary”), Computershare Trust Company, N.A., which is acting as U.S. forwarding agent (the “U.S. Forwarding Agent”), and D.F. King & Co., Inc., which is acting as information agent (the “Information Agent”), incurred in connection with the Offer.

For purposes of the Offer, the Offeror shall be deemed to have accepted for payment Lions Gate Shares validly deposited and not properly withdrawn when, as and if the Offeror gives written notice to the Depositary, as agent for the depositing Shareholders, of its acceptance for payment of such Lions Gate Shares. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Payment for Lions Gate Shares so accepted will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for depositing Shareholders for the purpose of receiving payment from the Offeror and transmitting payment to validly depositing Shareholders. In all cases, payment for Lions Gate Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Lions Gate Shares (or timely confirmation of a book-entry transfer of such Lions Gate Shares into the Depositary’s account at The Depository Trust Company (“DTC”) or CDS Clearing and Depository Services Inc.), (ii) a properly completed and duly executed Letter of Acceptance and Transmittal with any required signature guarantees or, in the case of a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Acceptance and Transmittal or an Agent’s Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Acceptance and Transmittal.

The Offer is conditioned upon, among other things, (i) Lions Gate not entering into any material transaction outside the ordinary course of business (including any acquisition of assets over U.S.$100 million); (ii) Lions Gate not issuing or authorizing the issuance of any Lions Gate securities other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities; (iii) the Offeror having received any required approvals, exemptions or rulings; and (iv) all rights issued or issuable under the Shareholder Rights Plan Agreement dated as of July 1, 2010 between Lions Gate and CIBC Mellon Trust Company, as rights agent, and adopted by Lions Gate’s board of directors on July 1, 2010 having been cease-traded, found to be illegal or unenforceable, redeemed by the board, or otherwise eliminated. The Offer is also subject to other conditions. See Section 4 of the Offer to Purchase, “Conditions of the Offer”. THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION. ALL FUNDS REQUIRED TO COMPLETE THE OFFER AND PAY RELATED FEES AND EXPENSES WILL BE PAID FROM CASH ON HAND, INCLUDING MARGIN BORROWINGS UNDER EXISTING BROKERAGE ARRANGEMENTS.

Subject as hereinafter described, the Offeror expressly reserves the right, in its sole judgment, at any time and from time to time during the period commencing on July 20, 2010 and ending at the Expiry Time (the “Offer Period”) or at any other time if permitted by applicable law, to extend the Offer Period for the Offer by giving written notice, or other communication confirmed in writing, of such extension to the Depositary and by making a public announcement thereof, such announcement in the case of an extension to be disseminated no later than 9:00 a.m., New York time, on the next business day after the scheduled Expiry Time.

Subject to applicable law, the Offeror also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to withdraw or amend the Offer as to any Lions Gate Shares not then paid for, on the failure of any of the conditions to the Offer to be satisfied and (ii) to waive any of the conditions to the Offer and to set forth or change any other term and condition of the Offer, by giving written notice, or other communication confirmed in writing, of such termination, amendment, waiver or change to the Depositary and by making a public announcement thereof and, if applicable, extending the Offer Period in accordance with applicable law.

The Offeror does not intend to provide a subsequent offering period after the take up and payment for Lions Gate Shares deposited in the Offer.

Except as otherwise hereafter stated and subject to applicable law, all deposits of Lions Gate Shares pursuant to the Offer are irrevocable. Any Lions Gate Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder (i) at any time prior to the Expiry Time; (ii) if the Lions Gate Shares have not been paid for by the Offeror within three business days after having been taken up; or (iii) as required by the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), at any time after September 17, 2010, as provided in Section 6 of the Offer to Purchase, “Withdrawal of Deposited Lions Gate Shares”, provided that the Lions Gate Shares have not been accepted for payment by the Offeror as provided in Section 7 of the Offer to Purchase, “Take-Up of and Payment for Deposited Lions Gate Shares”.

Withdrawals of Lions Gate Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder by whom or on whose behalf such Lions Gate Shares were deposited, and such notice must be actually received by the Depositary or U.S. Forwarding Agent, depending on with whom a Shareholder originally deposited Lions Gate Shares, at the place of deposit of the Lions Gate Shares within the time limits indicated above. A notice of withdrawal must (i) be made by a method, including facsimile transmission, that provides the Depositary or U.S. Forwarding Agent, as applicable, with a written or printed copy; (ii) be signed by the person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Lions Gate Shares which are to be withdrawn; and (iii) specify such person’s name, the number of Lions Gate Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate deposited representing the Lions Gate Shares to be withdrawn.

If Lions Gate Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance – Book-entry Transfer”, such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Lions Gate Shares.

The withdrawal will take effect upon receipt by the Depositary or U.S. Forwarding Agent, as applicable, of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited Lions Gate Share certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) in the same manner as on a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Lions Gate Shares deposited for the account of an Eligible Institution.

Withdrawals may not be rescinded and any Lions Gate Shares withdrawn will thereafter be deemed to be not validly deposited for purposes of the Offer. However, withdrawn Lions Gate Shares may be redeposited no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”. Once the Offeror accepts the deposited Lions Gate Shares for payment upon the expiration of the Offer (including the expiration of any extension thereof), Shareholders will no longer be able to withdraw them, except in accordance with applicable law.

If the Offeror extends the Offer, is delayed in taking up or paying for Lions Gate Shares or is unable to take up or pay for Lions Gate Shares for any reason, then, without prejudice to the Offeror’s other rights, Lions Gate Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Lions Gate Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in Section 6 of the Offer to Purchase, “Withdrawal of Deposited Lions Gate Shares”, or pursuant to applicable law. However, the ability of the Offeror to delay the payment for Lions Gate Shares that the Offeror has taken up is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer.

The receipt of cash consideration in the Offer will be a taxable transaction for Canadian and United States federal income tax purposes, except as otherwise described in Sections 15 and 16 of the Circular accompanying the Offer to Purchase. See Sections 15 and 16 of the Circular accompanying the Offer to Purchase, “Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations”, respectively. The receipt of cash consideration in the Offer may also be a taxable transaction under applicable provincial, state, local or foreign laws.

The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Offer to Purchase and is incorporated herein by reference.

A request has been made to the Company under the Business Corporations Act (British Columbia) for the use of its Shareholder list and security position listing for the purposes of disseminating the Offer to Purchase (and related documents) to Shareholders. Upon compliance by the Company with such request, the Offer to Purchase, the related Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery and other relevant materials will be mailed to registered Shareholders and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Lions Gate Shares.

THIS SUMMARY ADVERTISEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE OFFER TO PURCHASE AND THE RELATED CIRCULAR, LETTER OF ACCEPTANCE AND TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY WHICH CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Any questions or requests for assistance or for copies of the Offer to Purchase, the related Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery and other related tender offer materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at the Offeror’s expense. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary, the U.S. Forwarding Agent and the Information Agent) in connection with the solicitation of deposits of Lions Gate Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders Call Toll-Free:

1-800-859-8511

Banks and Brokers Call Collect:

1-212-269-5550

July 20, 2010